December 19, 2019

Frederick Driscoll
2 Longbranch Ave
Rockport, MA 01966

Re:	Extension of Service Period
Dear Fred:
Thank you for your continuing service to Conformis. We appreciate you being part of the team and your willingness to continue serving as Conformis’ Interim Chief Financial Officer.
Sections 1 and 4 of your offer letter, dated October 14, 2019, describe the temporary nature of your employment and that your assignment is scheduled to last no later than December 31, 2019, unless extended by Conformis in writing. Consistent with your discussions with Mark Augusti, the purpose of this letter is to provide written notice that your temporary assignment has been extended and is now scheduled to last no later than March 31, 2020.
Please let me know if you have any questions.
Sincerely,

/s/ Allison Baker
Allison Baker
Director, Human Resources
Conformis, Inc.

600 Technology Park Drive | Billerica, MA 01821 | T. 781.345.9001 | F. 781.345.0147